Exhibit 24.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-146959), the related Prospectus dated March 17, 2008, and the related Prospectus Supplements No. 4, 6 and 7 of Strategic Storage Trust, Inc. for the registration of 110,000,000 shares of common stock and to the inclusion in Post-Effective Amendment No.2 to the Registration Statement of our report dated February 4, 2008 with respect to the consolidated balance sheet of Strategic Storage Trust, Inc. and Subsidiary as of December 31, 2007 and of our report dated December 1, 2008 with respect to the combined statement of revenues and certain operating expenses of the Gulf Breeze and Biloxi Properties for the year ended December 31, 2007, included therein.

/s/ Reznick Group, P.C.

Baltimore, Maryland

December 17, 2008